Information Regarding Joint Filers

Designated Filer of Form 3: Joseph Edelman

Date of Earliest Transaction Required to be Reported: January 6, 2009

Issuer Name and Ticker Symbol: Indevus Pharmaceuticals, Inc. [IDEV]

Names:      Perceptive Life Science Master Fund Ltd. and Perceptive Advisors LLC

Address:    Perceptive Advisors LLC
            499 Park Avenue, 25th Floor
            New York, NY 10022

Signatures:

The undersigned, Perceptive Life Science Master Fund Ltd. and Perceptive Advisors LLC are jointly filing the attached Statement of Changes in Beneficial Ownership of Securities on Form 3 with Joseph Edelman with respect to the beneficial ownership of securities of Indevus Pharmaceuticals, Inc.

PERCEPTIVE LIFE SCIENCE MASTER FUND LTD.

By: Perceptive Advisors LLC, its investment manager

By:
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PERCEPTIVE ADVISORS LLC

By:
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   Joseph, Edelman, its managing member